As filed with the Securities and Exchange Commission on June 30, 2005     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ebank Financial Services, Inc.

(Exact name of Registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation or organization)	58-2349097 (I.R.S. Employer Identification No.)

2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9225
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ebank.com, Inc. 1998 Stock Incentive Plan

(Full title of the Plan)

James L. Box
Chief Executive Officer
ebank Financial Services, Inc.
2410 Paces Ferry Road, Suite 190
Atlanta, Georgia 30339
(770) 863-9225
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy Requested to:

J. Matthew Martin, Esq.
Shumacker Witt Gaither & Whitaker, P.C.
1100 SunTrust Bank Building
736 Market Street
Chattanooga, Tennessee 37402
(423) 425-7000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	Maximum
Title of each class of	Amount to	offering price	Aggregate	Amount of
Securities to be registered	be registered(1)	per unit(2)	Offering price(2)	registration fee(3)
Common Stock, $0.01 par value per share	420,000 shares	$0.99	$415,800	$48.94

(1)	Represents additional shares of ebank Financial Services, Inc. Common Stock authorized for issuance under the ebank.com, Inc. 1998 Stock Incentive Plan, as amended by an amendment approved by the Company’s shareholders at the 2005 Annual Meeting of Shareholders on May 16, 2005 (the “Plan”). Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.
(2)	In accordance with Securities Act Rules 457(c) and 457(h), the aggregate offering price and the amount of the registration fee are computed based on the average of the bid and ask prices reported for the Common Stock on June 24, 2005, as quoted on the OTC Bulletin Board.
(3)	Pursuant to Instruction E. to the General Instructions to Form S-8, no filing fee with respect to the 230,000 shares of Common Stock previously registered on Form S-8 (File No. 333-88461) is required. Accordingly, the fee being paid herewith pertains to the additional 420,000 shares of Common Stock.

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT
AND
EXPLANATORY NOTE

     ebank Financial Services, Inc. (the “Company”) is filing this Registration Statement on Form S-8 pursuant to General Instruction E to Form S-8 to register 420,000 additional shares of the Company’s Common Stock, par value $.01 per share, authorized for issuance pursuant to outstanding options or future awards granted under the ebank.com, Inc. 1998 Stock Incentive Plan, as amended (the “Plan”). Such shares are in addition to those previously registered on the Company’s Registration Statement on Form S-8 (File No. 333-88461) filed with the Securities and Exchange Commission (the “Commission”) on October 5, 1999 in connection with such Plan. The Company incorporates herein by reference the contents of such previously filed Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:

a.	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on March 29, 2005 (File No. 000-24043);

b.	The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005, filed with the Commission on May 16, 2005 (File No. 000-24043);

c.	The Company’s Current Reports on Form 8-K, filed with the Commission on January 3, 2005 (File No. 000-24043), April 1, 2005 (File No. 000-24043), May 17, 2005 (File No. 000-24043); and May 31, 2005 (File No. 000-24043); and

d.	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed under the Exchange Act on Form 8-A, dated April 17, 1998, as updated by the description of the Company’s Common Stock contained in the Prospectus dated April 15, 2004, that forms a part of the Company’s Registration Statement on Form SB-2 (File No. 333-110819) filed under the Securities Act of 1933 (the “Securities Act”) and any amendment or report filed for the purpose of further updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall by deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director for:

•	an appropriation, in violation of his duties, of any business opportunity of the corporation;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions; or

•	any transaction from which the director received an improper personal benefit.

The Georgia Code permits a corporation to indemnify officers to the same extent as directors. Our articles of incorporation exonerate our directors from monetary liability to the extent described above, and our bylaws provide the same limitation of liability to our officers.

     In addition to these rights provided by law, our articles of incorporation and our bylaws provide broad indemnification rights to our directors and the officers, employees, and agents designated by our directors, with respect to various civil and criminal liabilities and losses which may be incurred by the director, officer, agent, or employee under any pending or threatened litigation or other proceedings, except that this indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by the person in defending against any liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made if it is ultimately determined that the person is not entitled to indemnification by us. Any amendment or other modification to the applicable law, our articles of incorporation, or our bylaws as currently provided which limits or otherwise adversely affects the rights to indemnification will apply only to proceedings based upon actions and events occurring after such amendment and, in the case of amendments to our articles or bylaws, delivery of notice thereof to the indemnified parties.

     We hold an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act that they may become legally obligated to pay or for which we are required to indemnify the directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

The Company hereby undertakes that it will:

(a)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus supplement required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, taken individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed material information on the plan of distribution;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Company pursuant to the Exchange Act that are incorporated by reference in this Registration Statement;

(b)	For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(c)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the Company’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 27th day of June, 2005.

ebank Financial Services, Inc.
By:	/s/ James L. Box
James L. Box, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Box and Wayne W. Byers, and each of them, for himself in name, place and stead, in any and all capacities, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated, on the dates noted below.

Signature	Title	Date

/s/ James L. Box	Director and Chief Executive Officer	June 27, 2005

James L. Box

/s/ Gary M. Bremer	Director	June 27, 2005

Gary M. Bremer

	Director	June 27, 2005

Greg Corona

/s/ Walter Drakeford	Director	June 27, 2005

Walter Drakeford

	Director	June 27, 2005

Terry L. Ferrero

/s/ Richard D. Jackson	Director	June 27, 2005

Richard D. Jackson

	Director	June 27, 2005

Kevin Link

/s/ Don Stout	Director	June 27, 2005

Don Stout

/s/ Wayne W. Byers	Chief Financial Officer and Principal Accounting Officer	June 27, 2005

Wayne W. Byers

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)

4.2	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1.1 to the Company’s Form 8‑K filed on April 23, 1999, File No. 000-24043.)

4.3	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10‑KSB filed on April 2, 2001, File No. 000-24043.)

4.4	Articles of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on August 3, 2001, File No. 333-66704.)

4.5	Articles of Amendment to the Articles of Incorporation effective December 21, 2001 (Incorporated by reference to Exhibit 3.5 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)

4.6	Articles of Amendment to the Articles of Incorporation effective December 28, 2001 (Incorporated by reference to Exhibit 3.6 to the Company’s Form 10-KSB filed on March 29, 2002, File No. 000-24043.)

4.7	Articles of Amendment to the Articles of Incorporation effective January 1, 2003 (Incorporated by reference to Exhibit 3.7 to the Company’s Form 10-KSB filed on March 31, 2003, File No. 000-24043.)

4.8	Articles of Amendment to the Articles of Incorporation effective June 2, 2004 (Incorporated by reference to Exhibit 3.3 to the Company’s Form 10-QSB filed on August 12, 2004, File No. 000-24043.)

4.9	Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)

4.10	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form SB-2 filed on December 5, 1997, File No. 333-41545.)

4.11	ebank.com, Inc. 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-8 filed on October 5, 1999.)

4.12	Amendment to the 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 4.4 to the Company’s Form 10-KSB filed on April 12, 2000, File No. 000-24043.)

4.13	Amendment to 1998 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 31, 2005, File No. 000-24043.)

5.1	Opinion of Shumacker Witt Gaither & Whitaker, P.C.

23.1	Consent of Shumacker Witt Gaither & Whitaker, P.C. (contained in their opinion incorporated by reference to Exhibit 5.1)

23.2	Consent of Porter Keadle Moore, LLP.

24.1	Powers of Attorney of certain officers and directors of the company (included on signature page of this Registration Statement)